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                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our report dated April 30, 1999 on the financial statements of the following Funds referred to therein, all of which are series of Vintage Mutual Funds, Inc.; which financial statements are incorporated by reference in Post-Effective Amendment No. 14 to the Company's Registration Statement.

Government Assets Fund
Liquid Assets Fund
Municipal  Assets Fund
Limited Term Bond Fund
Bond Fund
Income Fund
Municipal Bond Fund
Balanced Fund
Equity Fund
Aggressive Growth Fund

We also consent to the reference to our Firm in each Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the captions "Independent and Auditors" and "Financial Statements".


McGladrey & Pullen, LLP
Des Moines, Iowa
July 27, 1999